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                                                                    EXHIBIT 10.2


             VISUAL INFORMATION SERVICES CORP. AND DIGITAL SCIENCES INC.
                             TECHNOLOGY LICENSE AGREEMENT


    This Technology License Agreement ("Agreement") made and entered into as of the 1st day of January, 1995, by and between VISUAL INFORMATION SERVICES CORP., an Illinois corporation (hereinafter referred to as "VisCorp"), with offices at 2728 North Hampden Court, Chicago, Illinois 60614, and DIGITAL SCIENCES, INC., a Nevada corporation (hereinafter referred to as "Digital"), with offices at 7150 East Camelback Road, Suite 300, Scottsdale, Arizona 85251.

                                       RECITALS

         A. VisCorp is the proprietor of certain technology as hereinafter defined and of certain letters patent as hereinafter defined.

         B. Digital desires to acquire and VisCorp is willing to grant to Digital a license of the technology subject to the terms and conditions set forth in this Agreement.


NOW, THEREFORE, in consideration of the foregoing recitals and the provisions of this Agreement, the parties agree as follows:

         1. DEFINITIONS. As used in this Agreement, unless the context requires otherwise, the following expressions have the following meanings:

              a. "Confidential Information" means all material, information, and techniques pertaining to the inventions and processes constituting the technology which is not protected by the letters patent.

              b. The "Technology" and the "Licensed Product" mean the electronic set top converter box ("ED"), which allows a user to interact with programming transmitted to a television set using the "ED" operating system, including Software and related equipment for providing Licensed Services.

              c. "Software" shall mean the software products developed by Digital Sciences for use, onsite, and offsite, with the Technology of VisCorp.

              d. "License Fee" shall mean the fee charged by VisCorp to Digital for the right to use the technology in accordance with this Agreement.

              e. "Licensee Product" shall mean the product which has been developed by Digital for use, onsite and offsite, with the Technology of VisCorp.

              f.   "Gross Revenue" shall mean:


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                   (i)       In the case of the Technology and Licensed
              Product, the net amount received by Digital (less freight, insurance, taxes, commissions).

                   (ii) In the case of Licensed Services, the net amount received by Digital by whomever paid, whether health care providers, nursing homes, advertisers, programmers, promoters, viewers, or other persons.

                   (iii) Sales of Technology and Licensed Product and Licensed Services shall be deemed to occur when paid for.


              g. "Letters Patent" shall mean U.S. Patent No. 014752-000100 and U.S. Patent No. 014752-000200.

              h. "Licensed Services" shall mean services available for use on the Licensed Product and Technology platform as currently known or any future derivation, enhancement, improvement, or modification of the Technology and Licensed Product, including, but not limited to:

                   (i) In case of viewers - telephone, satellite or cable deliveries, services and functions, including home shopping, direct response marketing, and dissemination of information; participation in two-way interactive computerized broadcast games, including board and card games, trivia games, and play-
along games; connection to online services, voice chat programs, and the Internet.

                   (ii) In the case of commercial users, the provision of the
              Licensed Product and Technology.

              i. A reference to a person includes a reference to a corporation and vice versa and the single tense means and includes the plural, and gender means and includes all other genders.

              j. Clause headings contained in this Agreement are to be disregarded in the construction of any provision of this Agreement.

              k. "Health Care Industry"' shall mean all facilities and individuals that provide health care services, including hospitals, clinics, nursing homes, physicians, chiropractors, osteopathic physicians, podiatrists, and dentists. The Health Care Industry does not include any services in individuals' homes or home health care services, whether provided by physicians or nurses.

         2. GRANT OF LICENSE. VisCorp hereby grants to Digital during the term hereof an exclusive license to purchase from VisCorp and utilize the Technology and Licensed Product solely within the health care industry within the United States of America and Canada for the purpose of the sale, marketing, and networking of the Technology, Licensed Product, and

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Licensed Services.  Marketing, sales, and networking of the Technology, Licensed
Product, and Licensed Services shall be made by Digital only within the health care industry within the territory of the United States of America and Canada. VisCorp also grants to Digital during the term of this Agreement an exclusive license within the health care industry within the United States of America and Canada of all trademarks and copyrights owned by VisCorp associated with Licensed Product and Licensed Services, such as trademarks of "Tel Ed", "Play Ed", and "Club Ed". Certain trademarks of NTN games are part of the Licensed Services and utilized by VisCorp pursuant to a non-exclusive license agreement.

              a.   SCOPE OF LICENSE.  The License of the Technology and
Licensed Product granted to Digital shall be non-exclusive except for sales and marketing within the health care industry within the territory of the United States of America and Canada of the Technology and Licensed Product. No other license of the Technology, Licensed Product, and Licensed Services for any other purposes is granted by this License Agreement. The license granted shall be exclusive for the purposes for the term and within the health care industry within the United States of America and Canada with the exception of all NTN games which are utilized by VisCorp pursuant to a non-exclusive license.
VisCorp may grant other Licenses of the Technology, Licensed Product, and Licensed Services outside the scope of this license.

              b. SUBLICENSES. Digital may enter into contracts with contractors for the technical implementation of the rights granted herein. Each such contract shall provide for technical implementation of the Technology in accordance with standard specifications to be provided by VisCorp. Each such contract must provide for a covenant by the contractor for the benefit of VisCorp and Digital, in form and substance approved by VisCorp, to keep all proprietary information concerning the Technology, Licensed Product and Licensed Services confidential. Such covenant shall be in the form attached hereto as Exhibit "B" and shall require employees of the contractor who receive confidential information to sign a confidentiality agreement in the form attached hereto as Exhibit "A".

              c. Digital may utilize pre-existing software, hardware, and programming, and contract for and originate software, hardware, and programming, whether onsite or offsite, for use and application with the Technology, Licensed Product, and Licensed Services, and Digital grants to VisCorp a license to all such Licensee Product, Software, hardware, and programming, onsite and offsite, for any purpose outside of the scope of Digital's license, in exchange for the license to use and receive all of VisCorp's upgrades, enhancements, modifications, improvements and replacements of the Technology and Licensed Product during the term of this Agreement.

         3. USE OF TECHNOLOGY. Digital shall utilize its best efforts consistent with its good faith business judgment to market the Technology, Licensed Product, and Licensed Services. Digital represents, warrants, and agrees that it will not utilize the Technology, Licensed Product, and Licensed Services other than for the purposes stated herein and, except as provided herein, Digital shall not knowingly permit any other person or entity to use the Technology, Licensed Product, or Licensed Services for any purpose.

              The Technology, Licensed Product, and Licensed Services are proprietary to VisCorp and title thereto shall remain exclusively with VisCorp throughout the term of this

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Agreement.  All applicable rights to patents, patent applications, copyrights, trademarks, trade secrets, software applications, hardware applications, or any part thereof and any enhancements or modifications thereto developed by VisCorp or any other person are and shall remain the exclusive property of VisCorp subject to written licenses granted by VisCorp.

              Digital agrees not to attempt to create or derive derivative works competitive with the Technology, Licensed Product, and Licensed Services, source codes, or improvements to the Technology, Licensed Product, and Licensed Services provided by VisCorp by disassembly, reverse engineering, decompiling, or any other method without the express written consent of VisCorp, and Digital shall take reasonable steps necessary to prevent third parties, including without limitation, end-users, from disassembly, reverse engineering, and the like.

         4. TRANSFER OF TECHNOLOGY. Digital shall not assign, transfer, sublicense, or allow any person or other entity to utilize the Technology, Licensed Product, and Licensed Services, except as provided herein, without the express consent of VisCorp.

         5.   TERM.

              a. INITIAL TERM. Subject to the provisions of this Agreement, the term of this Agreement in respect of the use of the Technology, Licensed Product, and Licensed Services shall commence on the execution of this Agreement by both parties and shall continue for a period of ten (10) years thereafter. Notwithstanding the royalty commencement date, this Agreement shall commence on the date of execution.

              b. NEGOTIATION OF EXTENDED TERM. If Digital, during the term, has fully and punctually paid all license fees and royalties and has duly performed and observed all obligations of Digital, expressed or implied, in this Agreement, then VisCorp shall negotiate in good faith with Digital, if so requested by Digital in writing to VisCorp at least ninety (90) days prior to the expiration of the third year of the term for a renewal of this Agreement for a further period of time past the initial ten (10) year term on terms mutually agreeable to the parties.

              c. TERMINATION. Either party may terminate this Agreement at any time in the event of a material breach by the other party which remains uncured after ninety (90) days notice thereof; or at any time for any reason on ninety (90) days prior written notice, such termination to be effective after the end of the Initial Term. Upon termination of the license granted hereunder:

                   (i) Digital shall promptly pay all amounts provided for herein whether royalties or other amounts within thirty (30) days together with interest at the prime rate of interest plus two percent per annum on amounts then due from the due date.

                   (ii) Digital shall immediately cease any utilization of the Technology, Licensed Product, and Licensed Services and shall cease marketing, selling, syndicating, developing, broadcasting, and producing the Technology, Licensed Product, and Licensed Services and any

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              trademarks or copyrights associated with the Licensed Product or
              Licensed Services, such as the trademark of "Tel Ed", "Play Ed", "Club Ed", or similar rights.

              d. SURVIVAL. Representations, warranties, and indemnities of the parties and the obligations of the parties regarding confidentiality provided herein shall survive termination of this Agreement.

         6.   GOVERNMENTAL APPROVAL.

              a. RESPONSIBILITY FOR OBTAINING GOVERNMENTAL APPROVAL. Digital acknowledges that it is responsible for obtaining any necessary governmental permission, license, or approval for utilization of the Technology, Licensed Product, and Licensed Services within the health care industry and within any State or territory of the United States of America and Canada. Digital shall exert its best efforts to obtain all appropriate governmental licenses, permits, and approvals pertaining to the utilization of the Technology, Licensed Product, and Licensed Services and VisCorp shall fully cooperate with Digital to obtain all necessary licenses, permits, and approvals.

         7.   PAYMENTS.

              a. LICENSE FEE AND PAYMENT TERMS. In exchange for the license granted herein by VisCorp to Digital, Digital shall transfer, assign, and convey two hundred fifty thousand (250,000) shares of unregistered common stock of Digital to VisCorp. Within 180 days of the date of this Agreement, Digital will deliver VisCorp free and clear of all encumbrances, certificates for two hundred fifty thousand (250,000) shares. Digital agrees that VisCorp may piggy-back upon any future security registrations and Digital shall pay all expenses of VisCorp thereof. Upon registration Digital represents and warrants that the two hundred fifty thousand (250,000) shares will be duly authorized and available for free trading. Digital represents and warrants that it has no subsidiaries and that the aggregate number of shares which Digital is authorized to issue is
12.5 million common shares of which 4.5 million shares are issued and presently outstanding. All such issued shares have been validly issued and are fully paid and nonassessable.

              Digital warrants that it has full right and authority to transfer said shares to VisCorp.

              Within forty-five (45) days, Digital shall deliver to VisCorp copies of any financial statements which are complete and have been prepared in accordance with generally accepted accounting principles.

                   (i) Most recent Financial Statement and Balance sheet certified by Digital's CPA and Digital's treasurer, each of which represents a true and complete statement as of its date of Digital's condition, financial and otherwise.


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                   (ii)      Statements of Digital's profit and loss accounts,
              including, without limitation, all taxable income of every nature, certified by Digital's CPA and Digital's treasurer, each of which accurately represents the results of Digital's operations for the period indicated.

                   (iii)     Last certified annual report.

              Digital represents it is the issuer of the two hundred fifty thousand (250,000) shares of Digital which are fully paid and nonassessable and Digital has a right to issue the two hundred fifty thousand (250,000) shares free of all encumbrances and VisCorp shall receive good and marketable title to such shares.

              b. USAGE FEES FOR LICENSED SERVICES. For the Licensed Services described in this Agreement, including "Tel Ed", "Play Ed", and "Club Ed", Digital shall pay VisCorp a percentage of the online usage revenue, as defined herein, generated by the use of the Licensed Services, broadcast to end users. The online usage revenue shall be equally distributed to Digital and VisCorp. Online usage revenue shall mean the greater of a specific charge per event or usage or a prorated percentage of subscription fees based on usage, excluding amounts received for taxes, duties, or valid charges. Digital shall provide VisCorp with statements detailing the amount of usage for each calendar quarter. Digital shall keep VisCorp advised as to any change in hourly or other charges and as to any free hours. The terms of this section are subject to renegotiation as it applies to any "Play Ed" games in the event that VisCorp must pay a licensing fee to a third party which would make the provision of said game economically detrimental to VisCorp.

              c. PAYMENT OF USAGE ROYALTIES FOR LICENSED SERVICES. Royalties shall be payable by Digital to VisCorp on or before the forty-fifth (45th) day following each calendar quarter with respect to all sales of Licensed Services occurring during the previous quarter. On or before the forty-fifth (45th) day following each calendar quarter, Digital shall provide VisCorp with a royalty report which shall identify the Licensed Services sold, the party for whom the Licensed Services were rendered, the gross billings for each Licensed Services, the amount billed and received, and identification of each invoice. Receipt and acceptance of sums paid hereunder shall not preclude VisCorp from thereafter claiming that additional royalty payments are due.

              d. RECORDS. Digital agrees to keep and maintain accurate records of the sales of Licensed Product and Licensed Services, which shall include a description of each Licensed Product, the number of units sold, the gross billings of each unit sold, the Licensed Services, the party for whom such Licensed Services were rendered, the gross billings for each Licensed Service, and an identification of each invoice for the sale of Licensed Product or Licensed Services and a copy of each such invoice. VisCorp or its representatives may, during normal business hours, and upon reasonable notice, inspect such records. Notice of five (6) business days shall be deemed reasonable notice. If such inspection reveals any deficiencies in the payments of royalties due pursuant to this Agreement, Digital shall immediately pay VisCorp the amount of such deficiency plus interest on the deficiency at the rate of prime plus two percent per annum from the date of the deficiency, and, if the deficiency is two percent (2%)


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or more of royalty payments for the period audited, Digital shall reimburse
VisCorp for all of its costs and expenses incurred with respect to the inspection of Digital's records.

              e. CONTINUATION OF PAYMENT. All of the provisions of this Agreement and Digital's obligation to make royalty payments and all other payments pursuant to this Agreement shall continue, notwithstanding any determination that the Technology and Licensed Product is not patentable or is in the public domain provided that VisCorp exerts its best efforts to maintain the Technology, Licensed Product and Licensed Services as a trade secret, and continues to assist Digital in utilizing the Technology and Licensed Product and Licensed Services.

              f. ADVERTISING REVENUES. In the event that either Digital or VisCorp sells sponsorship of any portion of the "Tel Ed", "Play Ed", or "Club Ed" services to a third party, the party which sells such a sponsorship shall receive a royalty to be mutually agreed upon, but not to be less than seventy percent (70%) of the advertising revenue derived from the sale of that sponsorship. Neither party shall sell nor solicit the sale of any sponsorship of any portion of the "Tel Ed", "Play Ed", or "Club Ed" service without the reasonable prior written approval of the other party. Prior to the sale of any sponsorship, Digital and VisCorp shall cooperatively set and agree in writing to the rates to be charged for sponsorship of any portion of the "Tel Ed", "Play Ed", or "Club Ed" service. Each party reasonably reserves the right to refuse any sponsorship which in its discretion it determines to be not suitable for the "Tel Ed", "Play Ed", or "Club Ed" service.

              g. PRIZES. Five percent (5%) of online usage revenue will be reserved for prizes before fee computation for all "Play Ed" games.

         8.   TECHNICAL ASSISTANCE.

              Each party will provide a reasonable level of technical assistance.

              a. Upon request and subject to availability, each party shall make available technical help and assistance and will reimburse the other party at the rate of Sixty Dollars ($60.00) per hour (such rate to be adjusted each calendar year for inflation) for all such support services and will pay all reasonable business related expenses, including travel expenses, meals, lodging, telephone, fax, and postage associated with the technical support.

              b. PROTOTYPES. Within fourteen (14) days after execution of this Agreement, VisCorp shall provide three prototype "ED" units and necessary technical assistance to enable Digital to conduct testing. VisCorp shall provide Digital with any prototypes, interactive units and remotes, and promotional videotapes and cassettes as developed by VisCorp. Each party will provide reasonable levels of training to the other party's technical, administrative, and marketing staff provided that the requesting party pays the cost of the other party's staff, such as airfare, accommodations, salary or wages, and the like. Each party shall cooperate and assist the other party in promptly answering questions and complaints from the parties' customers, subscribers, and end users regarding the Licensed Product, Licensed Services, Software, and Licensee's Product.


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         9.   REPRESENTATIONS, WARRANTIES, AND COVENANTS.

              a.   VisCorp represents, warrants, and covenants as follows:

                   (i) VisCorp has full power and authority to execute this Agreement and conform to its provisions.

                   (ii) This Agreement does not violate any agreement or covenant to which VisCorp is subject.

                   c. VisCorp has not granted any license for the use of the Technology, Licensed Product, or Licensed Services for the specific purposes described herein within the United States of America and Canada, except for the license granted hereunder. VisCorp has been issued two (2) patents for the Technology. Certain games provided as Licensed Services are utilized by VisCorp pursuant to a non-exclusive license agreement.

              b.   Digital represents, warrants, and covenants and follows:

                   (i) Digital has full power and authority to execute this Agreement and conform to its provisions.

                   (ii) This Agreement does not violate any agreement or covenant to which Digital is subject.

                   (iii) Digital acknowledges that all enhancements, improvements, modifications, replacements, or continuations with respect to the Technology, Licensed Product, and Licensed Services, whether developed by VisCorp, Digital or others, is and shall be deemed part of the Technology, Licensed Product, and Licensed Services owned by VisCorp and accordingly shall be subject to the provisions of this Agreement.

                   (iv) Digital shall not knowingly permit or allow the utilization of the Technology, License Product, or Licensed Services within the territory for any purpose by any other person except to the extent specifically permitted by this Agreement.

                   (v) Digital shall not knowingly allow or permit any sale of Licensed Product, Licensed Services, or the Technology outside of the United States of America and Canada and outside of the health care industry as defined in this Agreement.

                   (vi) Digital shall promptly inform VisCorp of any disclosure of confidential information of which Digital becomes aware by any party required to maintain the confidentiality of such information


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              hereunder, any possible infringement of any Letters Patent or any other proprietary right with respect to the Technology, Licensed Product, and Licensed Services by a third party.

              c. VISCORP MAKES NO AND DIGITAL ACKNOWLEDGES THAT VISCORP HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE TECHNOLOGY, LICENSED PRODUCT, OR LICENSED SERVICES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, VISCORP SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE TECHNOLOGY, LICENSED PRODUCT, OR LICENSED SERVICES.

              d. DIGITAL MAKES NO AND VISCORP ACKNOWLEDGES THAT DIGITAL HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING DIGITAL'S SOFTWARE, HARDWARE, PROGRAMMING, OR ITS OPERATION, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING. DIGITAL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF ITS SOFTWARE, HARDWARE, OR PROGRAMMING.

              e. LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY USER OF THE TECHNOLOGY, LICENSED PRODUCT, OR LICENSED SERVICES FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES FOR REASONS, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE, LOSS OF PROFITS, OR LOST BUSINESS.

         10.  INFRINGEMENT.

              a. INFRINGEMENT ON TECHNOLOGY. If any Letters Patent, patent applications, or any other proprietary right with respect to the Technology, Licensed Product, or Licensed Services be infringed and should that infringement be to the business detriment of Digital, upon written notice of such alleged infringement from Digital, VisCorp may, but shall not be required to, at its own expense, prosecute or settle any action necessary to protect the rights of the parties under this License Agreement. If VisCorp fails to act after forty-five
(45) days of notice of such alleged infringement by Digital to VisCorp or notifies Digital in writing in a lesser time that it does not intend to act, then Digital shall have the privilege, but not be obligated, to prosecute or settle any such action in the name of the appropriate party, including the name of VisCorp, at Digital's sole cost and expense.


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              VisCorp shall be afforded up to forty-five (45) days to
investigate the alleged infringement and to determine whether or not in VisCorp's opinion there is actual infringement.

              Any judgment or settlement proceeds shall be received by the prosecuting party.

              b. INFRINGEMENT CLAIMS AGAINST THE TECHNOLOGY. If any action is commenced against VisCorp or against Digital or any customer of Digital which alleges that the Technology, Licensed Product, or Licensed Services infringes or violates the rights of others, or that VisCorp is not entitled to license the Technology, Licensed Product or Licensed Services, or that Digital is not authorized to utilize the same, then Digital shall give fifteen (15) days notice to VisCorp requesting VisCorp to defend such action. If VisCorp accepts the defense of such action, Digital shall, at its own expense, be entitled to non-controlling participation through its own counsel. If VisCorp fails to accept the defense of such action, then Digital may, at its election, defend such action, in which event all the costs of such defense, including reasonable attorney fees, may be deducted by Digital from royalty payments and usage royalties due hereunder to VisCorp.

         11.  INDEMNITY.

              a. VISCORP'S INDEMNITY. Subject to the provisions of Digital's indemnity, VisCorp shall indemnify, defend, and hold Digital harmless from and against any and all claims, liability, expenses, damages, and costs due to the breach of VisCorp's representations and warranties made pursuant to the provisions of this Agreement.

              b. Digital shall indemnify, defend, and hold VisCorp harmless from and against any and all claims, liabilities, expenses, damages, and costs due to injury, to persons or property arising or resulting from Digital's utilization, marketing, or sale of the Technology, Licensed Product, and Licensed Services pursuant to the provisions of this Agreement, except for those claims, liabilities, expenses, damages, and costs occasioned by the negligence, error, or omission, or material breach of the terms of this Agreement of or by VisCorp or derived from a claim successfully asserted that the Letters Patent, patent applications, the Technology, Licensed Product, or Licensed Services infringe upon the rights of the party asserting the claim.

         12.  CONFIDENTIAL INFORMATION.

              a. DISCLOSURE OF CONFIDENTIAL INFORMATION. Digital agrees not to disclose any "Confidential Information" to persons other than the contractors, its own employees, consultants, and advisors who have a "need to know" the Confidential Information incident to utilizing the Confidential Information for the purpose of producing, marketing, or selling the Technology, Licensed Product, or Licensed Services, except pursuant to administrative or judicial subpoena for testimony or production of documents. Digital shall require each employee to whom Digital discloses Confidential Information to execute prior to disclosure a Confidentiality Agreement agreeing to maintain and not disclose any Confidential Information in the form attached hereto as Exhibit "A". Digital shall require every other person to whom Digital discloses Confidential Information to execute prior to disclosure a

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Confidentiality Agreement agreeing to maintain and not disclose any Confidential
Information in the form attached hereto as Exhibit "B".

              b. USE OF CONFIDENTIAL INFORMATION. Digital shall not use or authorize others to use any of the Confidential Information except for the purpose of producing, marketing, and selling the Technology, Licensed Product, and Licensed Services.

              c. DEVELOPMENTS, IMPROVEMENTS, AND ENHANCEMENTS. Each party shall promptly disclose to the other party on a confidential basis all developments, improvements, enhancements, information, and techniques learned or developed by such party incident to utilizing the Technology, Licensed Product and Licenses Services of VisCorp, and the Software, hardware, or programming developed by Digital for use with the Technology, License Product, and Licensed Services. Digital grants to VisCorp and to VisCorp's licensees a nonexclusive license to utilize such developments, improvements, enhancements, information, and techniques. The license to VisCorp and to VisCorp's licensee shall continue and survive the termination of this Agreement.

              d. LIQUIDATED DAMAGES AND INJUNCTIVE RELIEF. Digital acknowledges that the covenants contained in Section 2, prohibiting marketing and sales outside of the health care industry and outside of the United States of America and Canada and the disclosure and use of Confidential Information as prohibited in Sections (a) and (b) of Section 12, are crucial to the interests of VisCorp and that violation of such covenants would cause irreparable damage to VisCorp. Accordingly, Digital agrees that in the event of violation of the covenants of Digital contained in Sections 2, 12(a), or 12(b), of this
Agreement:

                   (i) Digital shall pay VisCorp the amount of twenty-five percent (25%) of the revenues from the sale of products and services utilizing the Technology, Licensed Product, and Licensed Services as a result of a violation of this Agreement by Digital which payment shall be a payment of liquidated damages and not a penalty, actual damages being difficult or impossible to determine; and

                   (ii) VisCorp may seek and obtain restraining orders and injunctions, both permanent and temporary in nature, which would prohibit any breach of any covenant contained in Sections 2, 12(a), or 12(b) of this Agreement.

         13.  GENERAL PROVISIONS.

              a. COMPLIANCE WITH LAW. VisCorp and Digital shall comply with all applicable laws and regulations, the violation of which would materially jeopardize or damage the fulfillment of such party's obligations under the terms of this Agreement. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law and the remaining provisions of this Agreement shall remain in full force and effect.

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              b.   LIABILITY OF VISCORP.  Provided that VisCorp performed its duties hereunder, VisCorp shall not be liable to Digital for any inability by Digital to successfully utilize, sell, or market the Technology, Licensed Product, or Licensed Services.

              c. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, integrates all prior understandings and agreements of the parties with respect to the subject matter hereof and may not be altered, amended, or modified in any manner except by a written agreement signed by the parties.

              d. PATENT, TRADEMARK, AND COPYRIGHT NOTICES. Digital shall place the following notice on all retail packages containing the Technology and Licensed Product: "ED -TM- interactive television technology used under license from Visual Information Services Corp., Chicago, Illinois." An appropriate notice shall be placed on such packages regarding the status of patents in the United States of America and Canada. Appropriate steps shall be taken with regard to the Licensed Product and Licensed Services to assure that the trademarks and patents of VisCorp are protected.

              e. RELATIONSHIP OF PARTIES. The parties to this Agreement are independent contractors. Neither party is an agent, representative, or partner of the other party. Neither party shall have any right, power, or authority to enter into any agreement for or on behalf of or incur any obligation or liability of or to otherwise bind the other party. This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the parties or to impose any partnership obligation or liability upon either party.

              f. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of VisCorp and Digital.

              g. NOTICES. All notices to be given by either party to the other party shall be in writing and shall be either personally delivered or sent by certified mail, return receipt requested to:

    Licensor:      Visual Information Services Corp.
    (VisCorp)      2728 North Hampden Court,
                   Chicago, Illinois 60614
                   Attn.:  William H. Buck, Chief Executive Officer

   With Copy to:   Charles E. Murphy, Esq.
                   Cox, Hodgman & Giarmarco
                   201 West Big Beaver Road, Fifth Floor
                   Troy, Michigan 48084-4160

    Licensee:      Digital Sciences, Inc.
    (Digital)      7150 East Camelback Road, Suite 300
                   Scottsdale, Arizona 85251
                   Attn.:  David A. Horowitz,
                   President and Chief Executive Officer

    With Copy to:  ----------------------------------------
                   ----------------------------------------
                   ----------------------------------------



Either party may change its address specified above by giving the other party notice of such change in writing.

              h. GOVERNING LAW. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Michigan, United States of America. Any claim for money arising out of this Agreement, which cannot be settled by the parties, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment on the arbitration award may be entered by any court with jurisdiction. The arbitration panel will not be permitted to modify any terms of this Agreement or render a decision inconsistent with this Agreement.

              i. ATTORNEY FEES. In the event of any legal action between VisCorp and Digital on account of any alleged default by either party hereunder, the prevailing party shall be entitled to be reimbursed for reasonable attorney fees and costs incurred by the prevailing party.

              j. BANKRUPTCY OF PARTY. In the event that either party shall voluntarily file bankruptcy, or in the event that creditors of a party shall petition for that party's bankruptcy:

                   (i) The other party shall be entitled to any development and technical assistance provided from the other party through the date of filing and

                   (ii) The license of the Technology, Licensed Product, Licensed Services, Software, and Licensee Product shall be binding upon the other party and its successors.

              k. WAIVER. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance.

              l. RETURN OF INFORMATION. Upon the expiration or termination of this Agreement, each party shall promptly return all information, documents, manuals, and other materials belonging to the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VISUAL INFORMATION SERVICES CORP.      DIGITAL SCIENCES, INC.
BY:                                    BY:

---------------------------------      ------------------------------
(Print Name)                           (Print Name)

---------------------------------      ------------------------------
(Title)                                (Title)

Date                                   Date
    -----------------------------          --------------------------

                                     EXHIBIT "A"

                              CONFIDENTIALITY AGREEMENT

    THIS AGREEMENT made and entered into this ________ day of ________________, 19__, by and between _______________________, a ________________________________
______ corporation, its successors and assigns, hereinafter called the "Company", and ______________________________, hereinafter called the
"Employee",

    W I T N E S S E T H:  That,

    WHEREAS, Employee desires to enter into or continue in an employment relationship with the Company, by virtue of which employment relationship the Company will disclose to Employee information relating to the interactive process of transmission of signals to and from television sets through a set top converter box, "ED", and the "ED" operating system and enhancements, modifications, and improvements to said process (together referred to herein as the "Confidential Information"; and

    WHEREAS, the Employee has agreed to maintain as confidential the Confidential Information.

    NOW, THEREFORE, the Company and Employee agree as follows:

    1. Employee agrees that Employee will not disclose to any other person or entity any of the Confidential Information without the prior written consent of Company.

    2. Employee agrees that Employee will not use for the benefit of the Employee or any other person or entity any of the Confidential Information without the prior written consent of Company.

    3. The parties hereto, recognizing that irreparable injury will result to the Company, its business and its property, in the event of a breach of the above covenants, agree that in the event of a violation of any of the covenants herein by Employee, that the Company shall be entitled, in addition to any other remedies and damages available under law or equity, to the issuance of restraining orders or injunctions, both temporary and permanent, in order to restrict the violation of such covenants by Employee. In the event of a breach of the above covenants, Employee shall pay all costs incurred by Company to enforce such covenants, including, but not limited to, court costs and attorney's fees incurred by Company. This Agreement shall run for the benefit of Company and any party licensing Confidential Information to the Company.

                                  --------------------------------------------
                                  ("Company")


                                  By:
                                     -----------------------------------------

                                  --------------------------------------------
                                  ("Employee")

                                     EXHIBIT "B"

                              CONFIDENTIALITY AGREEMENT

    THIS AGREEMENT made and entered into this ____ day of ___________________, 19__, by and between ______________________________________, a
__________________ corporation, its successors and assigns, hereinafter called the "Company", and ________________________________, hereinafter called the
"Representative",

    WITNESSETH: That,

    WHEREAS, Representative desires to enter into or continue in a relationship with the Company, by virtue of which relationship the Company will disclose to Representative information relating to the interactive process of transmission of signals to and from television sets through a set top converter box, "ED", and the "ED" operating system and enhancements, modifications, and improvements to said process (together referred to herein as the "Confidential Information"; and

    WHEREAS, the Representative has agreed to maintain as confidential the Confidential Information.

    NOW, THEREFORE, the Company and Representative agree as follows:

    1. Representative agrees that Representative will not disclose to any other person or entity any of the Confidential Information without the prior written consent of Company except pursuant to administrative or judicial subpoena for testimony or production of documents. Representative shall provide written notice to Company if the Confidential Information is subpoenaed.

    2. Representative agrees that Representative will not use for the benefit of the Representative or by any other person or entity any of the Confidential Information without the prior written consent of Company.

    3. The parties hereto, recognizing that irreparable injury will result to the Company, its business and its property, in the event of a breach of the above covenants, agree that in the event of a violation of any of the covenants herein by Representative, that the Company shall be entitled, in addition to any other remedies and damages available under law or equity, to the issuance of restraining orders or injunctions, both temporary and permanent, in order to restrict the violation of such covenants by Representative. In the event of a breach of the above covenants, Representative shall pay all costs incurred by Company to enforce such covenants, including, but not limited to, court costs and attorney's fees incurred by Company. This Agreement shall run for the benefit of Company and any party licensing Confidential Information to the Company.


                                  --------------------------------------------
                                  ("Company")


                                  By:
                                     -----------------------------------------

                                  --------------------------------------------
                                  ("Representative")

                                      EXHIBIT C

                       PAYMENT TERMS FOR PURCHASE OF "ED" UNITS

    Within the next thirty (30) days from the date of signing this Agreement, the parties shall negotiate and mutually agree upon terms for the purchase of "ED" units. The parties shall establish a minimum level of units to be purchased, a price per unit and a discount schedule for purchases of units above a certain level. The purchase price together with all applicable shipping charges, packaging charges, other special charges and taxes, but less any credits or deposits, shall be payable to VisCorp in full within ten (10) days after acceptance and receipt of the invoice therefor.

    If the parties agree to a pricing mechanism based upon a royalty rate being charged by VisCorp to Digital based upon a percentage of Digital's gross revenues in selling, marketing, leasing, distributing, and networking the Technology and Licensed Product, then the parties shall mutually agree to a royalty rate which shall not be less than ten percent of Digital's gross revenues in selling, marketing, distributing, and networking the Technology and Licensed Product less any allowable audited costs which must be approved by VisCorp.